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Exhibit 10.16

PROMISSORY NOTE

LENDER:	BORROWER:
Myron D. Stoltzfus, Sr. Lisa Stoltzfus 308 Washington Street Denver, PA 17517	Deja Foods, Inc. 16501 Ventura Blvd., Suite 608 Encino, CA 91436
PRINCIPAL AMOUNT: $333,333	INTEREST RATE: 6%
DATE OF NOTE: September 29, 2005

        1.    Promise to Pay.    Deja Foods, Inc., a Nevada corporation (the "Borrower"), promises to pay to Myron D. Stoltzfus, Sr. and Lisa Stoltzfus ("Lender"), or order, in lawful money of the United Commonwealths of America, the principal amount of Three Hundred Thirty Three Thousand Three Hundred and Thirty Three Dollars ($333,333), together with interest on the unpaid principal balance from the date of this Note until paid in full.

        2.    Payment.    The loan will be payable in monthly payments of interest on the then outstanding principal balance only of One Thousand Six Hundred Sixty Six Dollars and Sixty Five Cents ($1,666.65) per month and with all monthly payments referred to as "Monthly Payment." Borrower's first Monthly Payment is due October 29, 2005, and all subsequent Monthly Payments are due on the last day of every month thereafter. Borrower's final payment of all principal and accrued interest not yet paid shall be due on or before April 29, 2007. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs, then to accrued unpaid interest and any remaining amount then to principal.

        3.    Interest Rate.    The interest rate on this Note is six percent (6%) percent per annum.

        4.    Prepayment.    Borrower may pay without penalty all or a portion of the principal amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule, but rather, they will reduce the principal balance due and may result in Borrower's making fewer payments.

        5.    Default.    Borrower will be in default if any of the following happens: (a) Borrower fails to make any payment within ten (10) days of when due; (b) Borrower breaks any promise Borrower has made to Lender, or Borrower fails to perform promptly at the time and strictly in the manner provided in this Note; (c) Borrower becomes insolvent, a receiver is appointed for any part of Borrower's property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws, or (d) Any creditor tries to take any of Borrower's property.

        6.    Lender's Rights.    Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, without notice, and then Borrower will pay that amount. Upon default, including failure to pay any payment within ten (10) days of when due or upon the final maturity, whichever occurs first, Lender, at its option, may also, if permitted under applicable law, do one or both of the following: (a) increase the interest rate on this Note to 12%, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). The interest rate will not exceed the maximum rate permitted by applicable law. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower also will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorney's fees and legal expenses whether or not there is a lawsuit, including attorney's fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law. This Note has been delivered to Lender and accepted by Lender in the Commonwealth of Pennsylvania. This Note shall be governed by and construed exclusively in accordance with the laws of the Commonwealth of Pennsylvania.

        7.    Security for Loan.    This Note is secured by a security interest in all of the assets of M&L Wholesale Foods, LLC as of the date of this Note subordinated to any lien that is the result of financing by the Borrower. The Lender agrees that upon written request from Borrower at any time and from time to time, the Lender will execute a subordination agreement(s) to subordinate this Note and the security hereunder, to any new financing by the Borrower and any liens as a result thereof.

        8.    Joint and Several Liability; Waiver of Maker.    Maker and each party liable hereon in any capacity, whether as endorser, surety, guarantor or otherwise and all others who may become liable, primarily or secondarily, for all or any part of the Obligations, jointly and severally:

          a.     waives presentment for payment, demand, protest and notice of presentment, notice of protest, notice of non-payment and notice of dishonor of this debt and each and every other notice of any kind respecting this Note and all lack of diligence or delays in collection or enforcement hereof,

          b.     agrees that Lender and any subsequent holder of this Note, at any time or times, without notice to the undersigned or its consent, may grant extensions of time, without limit as to the number of the aggregate period of such extensions, for the payment of any principal, interest or other sums due hereunder,

          c.     to the extent permitted by law, waives all exemptions under the laws of the Commonwealth of California and/or any state or territory of the United Commonwealths,

          d.     consents to the release of any security, and agrees that any such extension or release may be made without notice to any of the parties and without in any way affecting or discharging liability for the obligations hereunder,

          e.     to the extent permitted by law, waives the benefit of any law or rule of law intended for its advantage or protection as an obligor hereunder or providing for its release or discharge from liability hereon, in whole or in part, on account of any facts or circumstances other than full and complete payment of all amounts due hereunder, and

          f.      agrees to pay, in addition to all other sums of money due, all cost of collection and attorney's fees, whether suit be brought or not, if this Note is not paid in full when due, whether at the stated maturity or by acceleration.

        9.    Miscellaneous.

          a.     It is not intended hereby to charge interest at a rate in excess of the maximum rate of interest permitted to be charged to Borrower under applicable law, but if, notwithstanding such intention, interest in excess of the maximum rate shall be paid hereunder, the excess shall be applied to principal and the interest rate on this Note shall be adjusted to the maximum permitted under applicable law during the period or periods that the interest rate otherwise provided herein would exceed such rate.

          b.     Any reference herein to the Lender shall be deemed to include and apply to every subsequent holder of this Note.

          c.     This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The Borrower agrees that process may be served upon it in any manner authorized by the laws of the Commonwealth of Pennsylvania for such person and waives and covenants not to assert or plead any objection that it might otherwise have to such jurisdiction and such process.

BORROWER:
Deja Foods, Inc.

By:	David Fox, President

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PROMISSORY NOTE